Exhibit 10.1

[Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.]

Separation and Settlement Agreement

This Separation and Settlement Agreement (this “Agreement”) is entered into by TruGolf Holdings, Inc., a Nevada corporation (the “Company”), and Christopher Jones (“Jones”). Each is a “Party,” and together they are the “Parties.” TruGolf, Inc. (the “Operating Company”), TruGolf Links Franchising, LLC (the “Franchise Company”), and Christopher Jones and Audree Jones, solely as the duly authorized trustees of The Audree Redd Jones Trust (the “Trust”), join for the limited purposes stated in Section 1(e). The Company, Jones and those joining in those capacities are the “Signatories.”

1.	Definitions and Effectiveness

a)	Execution Date. The “Execution Date” is the date the last required Signatory signs and delivers this Agreement. Signatures will bear their actual dates. The “Jones Signature Date” is the date Jones signs in his individual capacity.

b)	Effective Date. This Agreement becomes effective on the Execution Date (the “Effective Date”), subject to any different date expressly stated for a particular obligation. The discharge of the separate notes identified in Section 6 occurs only upon actual payment as provided there. No right or Claim under the ADEA is released, as expressly provided in Section 14.

c)	Payment dates. The “Initial Payment Date” is the thirtieth calendar day after the Effective Date. The “Maturity Date” is the date twelve months after the Initial Payment Date. “Business Day” means a day other than Saturday, Sunday or a day on which commercial banks in Utah are legally closed. If a payment date under Sections 3 through 5 falls on a non-Business Day, payment will be made on the preceding Business Day without changing either defined date or the interest calculation. The September 30, 2026 payment date in Section 6 is separate and fixed.

d)	Independent obligations. The resignation in Section 2(a), accrued obligations in Section 2(b), and separate existing debt obligation in Section 6 are independent of the releases. Section 6 is not consideration for an age-discrimination release. This Agreement does not reinstate employment or a corporate position that has otherwise ended. No unenforceability of a release excuses payment of an independently existing obligation.

e)	Limited joinders and existing employment agreement. The Operating Company and Franchise Company join in Sections 1, 2, 4 through 8, 10 through 13, 15 and 16 solely as those provisions apply to their own obligations, assets, claims or conduct. Neither guarantees another entity’s debt. The Trust joins in Sections 1, 4 through 9, 13, 15 and 16 solely concerning financial claims, property and shares it owns or controls. No Trust beneficiary is bound individually merely because of that status. “Employment Agreement” means Jones’s Executive Employment Agreement with the Company or its predecessor, executed on or around January, 2023, together with the amendments specifically identified in Schedule A.

f)	Term Sheet. “Term Sheet” means the document titled “TruGolf Proposed Separation Terms,” dated September 18, 2026, reviewed by the Parties in connection with this settlement. This Agreement supersedes the Term Sheet as provided in Section 16(f). References to the Term Sheet do not incorporate it into this Agreement or create independent obligations.

2.	Separation and Accrued Entitlements

a)	Resignation. Jones voluntarily resigns from all employment and all officer, director and committee positions with the Company and its subsidiaries, effective September 22, 2026, at 9 p.m. Mountain Time (the “Separation Date”). Jones will deliver the separate resignation in Exhibit C on execution. From the Separation Date, Jones has no authority to act for or bind those entities. The resignation is independent of the release’s effectiveness; any invalidity of a release does not rescind the resignation. Nothing characterizes any earlier leave or corporate action or admits that a termination was for cause, without cause or for good reason under the Employment Agreement.

b)	Accrued obligations. The responsible employer will pay earned but unpaid wages through the Separation Date, reimbursable business expenses and any accrued vacation or other benefits payable under applicable law or governing plans, when legally due. These amounts and vested benefits are independent of signing or effectiveness of this Agreement or the validity of a release and are not credited against the payments below. Jones will provide reasonable supporting expense records.

c)	Existing compensation arrangements. On the Effective Date, Sections 3 and 9 replace Jones’s rights to severance, change-of-control payments, future compensation and additional equity grants under the Employment Agreement and other employment arrangements, except rights expressly preserved here. Jones will not receive duplicate payment for the same entitlement. The Employment Agreement otherwise ends, subject to Sections 8, 10, 15 and 16 and any provisions necessarily supporting the rights expressly preserved.

d)	Independent settlement. No other employee’s departure, release or agreement is a condition to this Agreement or its performance. This Agreement does not settle any other family member’s independent employment or personal claims.

3.	Severance and Health Coverage

a)	Severance. In exchange for Jones’s release and other undertakings, the Company will pay Jones $100,000 gross, less legally required taxes and withholdings (the “Severance Payment”), in a single payment on or before the Initial Payment Date. The Severance Payment resolves disputed contractual severance and change-of-control entitlements without admitting any particular entitlement. It is separate from the payments under Sections 4 through 6 and accrued entitlements.

b)	COBRA subsidy. If Jones and his currently covered eligible dependents timely elect and remain eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the applicable monthly COBRA premiums for Jones and those dependents for up to twelve months beginning when active-employee coverage ends, or until Jones becomes eligible for other group health insurance coverage that is at least partially paid by another employer, whichever comes first. Coverage remains subject to the governing plans and applicable law; this Agreement does not extend or alter statutory COBRA eligibility.

c)	Administration and end of subsidy. The subsidy ends for a covered person upon loss of COBRA eligibility or expiration under Section 3(b). Jones will promptly report an event ending the subsidy. The Company may pay the administrator directly or promptly reimburse documented premiums; reimbursement for pre-Effective Date coverage is due by the Initial Payment Date. No duplicate subsidy or cash payment for unelected coverage is due. After the subsidy ends, continued COBRA coverage remains available at the covered person’s expense if permitted by applicable law.

d)	Conditions. The additional benefits in this Section are conditioned on the Agreement becoming effective, subject to Section 15. They are not conditioned on the Polymath transaction, new financing or a future corporate transaction. No statement here limits an independently existing health-coverage right.

4.	Loan Repayment

a)	Identified Loan. The “Loan” is the obligation identified as “Loan - Chris Jones” in Notes 5 and 10 to the Company’s Form 10-Q for the quarter ended June 30, 2026. It is separate from the obligations under Sections 5 and 6. The actual borrower (the “Borrower”), creditor and authorized payee are identified in Schedule A. The outstanding principal as of the Effective Date (the “Loan Balance”) is $1,444,000, less any intervening principal payments identified in Schedule A. No historical contractual interest is added to that principal. This Section supersedes prior Loan payment terms.

b)	Principal payments. The Borrower will pay ten percent of the Loan Balance ($144,400.00) on or before the Initial Payment Date and the remaining ninety percent on or before the Maturity Date. No monthly installments are required. Voluntary partial payments will reduce principal when received. The Borrower may prepay principal at any time without premium or penalty.

c)	Interest. Unpaid principal bears simple interest at twelve percent annually from and including the Effective Date through but excluding the date that principal is paid, calculated on actual days elapsed over a 365-day year. Interest does not compound and is due only when the remaining Loan principal is paid in full, whether at the Maturity Date or earlier. A partial principal payment does not require a simultaneous interest payment. Upon a default under Section 4(e) the default rate in Section 4(e) shall apply.

d)	Replacement of prior terms. On the Effective Date, this Section replaces prior Loan payment terms and resolves earlier demands for acceleration, interest, fees or damages relating to the Loan, including the September 3, 2026 demand. There is no admission that the earlier demand was valid or that a default occurred. The creditor’s remaining rights regarding the Loan are enforcement of this Agreement and receipt of the amounts stated here. No new collateral, guaranty or equity conversion is granted; the Loan is not extinguished merely by signing this Agreement. Existing security interests, if any, survive only to the extent documented in Schedule A and will be released upon full payment.

e)	Default. If the Borrower fails to make any payment required under this Section 4 within five business days after its due date, or if the Company fails to pay the Trust Payoff Amount under Section 6 when due, Jones may, by written notice to the Company, declare all unpaid principal and accrued interest under this Section 4 immediately due and payable. From and after such default, all unpaid amounts under this Section 4 shall bear simple interest at eighteen percent (18%) per annum, replacing the twelve percent (12%) rate otherwise applicable under Section 4(c), until paid.

5.	Franchise Rights Repurchase

a)	Identified rights. “Franchise Rights” means all rights and interests, whether documented or asserted, acquired or claimed by Jones or the Trust in connection with the $500,000 payment made on or about June 27, 2024 to the Franchise Company, including any associated franchise, territory, development, reservation, refund or restitution rights. Schedule A identifies the payment, any existing documentation, the owner or owners, and the specific rights or territory to which Section 5(e) applies. This description does not represent that a definitive franchise agreement or a specific territory was previously granted.

b)	Transfer and cancellation. On the Effective Date, Jones and the Trust each transfer, convey and surrender all their respective interests in the Franchise Rights to the Company or its designated subsidiary, free of liens and competing assignments. The Franchise Company accepts the surrender and cancellation of the related franchise arrangements. Jones and the Trust will execute reasonable confirmatory instruments. Their retained rights are the right to the repurchase payments under Section 5(c) and interest under Section 5(d), not continued franchise or territorial rights. No unrelated asset or independently owned intellectual property is conveyed.

c)	Price and principal payments. The total repurchase price is $500,000 (the “Buyback Price”). The Company will pay $50,000 on or before the Initial Payment Date and the remaining $450,000 on or before the Maturity Date, subject to earlier payment under Section 5(e). No monthly installments are required. Voluntary partial payments reduce principal when received, and prepayment is permitted without premium or penalty.

d)	Interest. The deferred unpaid Buyback Price bears simple interest at twelve percent annually from and including the Initial Payment Date through but excluding the date the corresponding principal is paid, calculated on actual days elapsed over a 365-day year. Interest does not compound and is payable only at final repayment, scheduled or earlier. If the initial $50,000 has not been paid when due, it also constitutes unpaid principal from the Initial Payment Date. Upon a default under Section 5(f) the default rate in Section 5(f) shall apply.

e)	Earlier resale or reissuance. If the Company or an affiliate closes a resale or reissuance of the specific Franchise Rights identified in Schedule A to an unaffiliated buyer before the Maturity Date, the Company will pay the entire unpaid Buyback Price and accrued interest at that closing, regardless of the amount or timing of the resale proceeds. The Maturity Date applies whether or not a resale occurs. No extension depends on finding a buyer. The Company will promptly notify Jones and the authorized payee of a closing that triggers this payment. A sale of other unrelated franchise rights or territories does not trigger this Section.

f)	Default. If the Company fails to make any payment required under this Section 5 within five business days after its due date, or if the Company fails to pay the Trust Payoff Amount under Section 6 when due Jones may, by written notice to the Company, declare all unpaid principal and accrued interest under this Section 5 immediately due and payable. From and after any such default, all unpaid amounts under this Section 5 shall bear simple interest at eighteen percent (18%) per annum, replacing the twelve percent (12%) rate otherwise applicable under Section 5(d), until paid.

6.	Separate Trust Notes and September 30 Payment

a)	Identified notes. The “Trust Notes” are the promissory note dated December 22, 2008, originally for $500,000, and the promissory note dated June 28, 2010, originally for $150,000, each made by the Operating Company in favor of the Trust, as amended, with the September 30, 2026 maturity date. These are separate from the Loan and Franchise Rights. The Trust is the holder, subject to the authority and ownership confirmations in Section 7 and Schedule A.

b)	Firm payment commitment. The Company unconditionally commits to pay, or cause the Operating Company to pay, $654,604, consisting of $650,000 principal and $4,604 interest through September 30, 2026, in immediately available funds to the Trust on or before September 30, 2026 (the “Trust Payoff Amount”). The Company remains liable for that payment until the Trust receives it. The Trust agrees to accept the Trust Payoff Amount as full satisfaction of all outstanding principal, interest, fees and other amounts under the Trust Notes through that payment date. The trustees will confirm the agreed payoff in Schedule A before execution. Payments by either Company entity are credited dollar for dollar, with no duplicate recovery. The Trust Payoff Amount is additional to all amounts payable under Sections 3 through 5.

c)	Independent deadline. The September 30, 2026 commitment binds the Company and benefits the Trust upon the Execution Date. It is not extended by the Initial Payment Date, the Maturity Date, another employee’s agreement, completion of the Polymath transaction, financing, sale of the Franchise Rights, or any other condition. Any invalidity of Jones’s release does not discharge this existing-debt payment commitment. No individual officer, director, employee or trustee gives a personal guaranty or collateral.

d)	Payoff and discharge. Upon actual receipt of the Trust Payoff Amount on or before September 30, 2026, the Trust Notes are fully satisfied and the Trust releases the Company and Operating Company from all obligations under the Trust Notes. The Trust will promptly deliver a payoff acknowledgment in a form reasonably acceptable to the Company, cancel or surrender the notes, and release any related liens. The persons entitled to payment, as identified in Schedule A, will execute the payoff acknowledgment. Until that receipt, existing note rights and remedies remain, except as expressly modified by this Section, with no double recovery. A late payment does not obtain the agreed full discharge unless the Trust agrees in writing or all then-due amounts are paid. No existing rights are lost merely by signing this Agreement. For the avoidance of doubt, should the Company fail to pay, or cause the Operating Company to pay, $654,604 on or before September 30, 2026, the Trust Notes shall not be satisfied and all original terms of the Trust Notes shall apply, including, without limitation, the 24% default interest rate as contemplated by the Trust Notes.

e)	Default. If neither the Company or Operating Company pays the Trust Payoff Amount in full on or before September 30, 2026, such failure shall constitute a default under Section 4 and Section 5 of this Agreement, entitling Jones to exercise all remedies provided in Section 4(e) and Section 5(f), including acceleration and the application of the default interest rates described in therein.

7.	Ownership and Payment Administration

a)	Authority and ownership. Each Signatory represents that it has authority to enter and perform this Agreement. Jones and the Trust each represent, as to the interests they convey, release or direct, that Schedule A identifies all owners and assignments known to them, that they have not transferred or encumbered those interests except as disclosed there, and that no consent or signature remains necessary for their respective undertakings. The trustees represent that they are all trustees whose approval is required, have authority to bind the Trust on these matters, and will provide a certification of trust or equivalent authority evidence without unnecessary dispositive or beneficiary information. No Trust beneficiary is bound individually merely because of that status; this provision does not require individual beneficiary signatures absent a specific ownership or claim that necessitates joinder.

b)	Payees and assignments. Jones and the Trust jointly authorize payment of each financial obligation to the recipient identified for that obligation in Schedule A and acknowledge that receipt by that recipient discharges the corresponding obligation dollar for dollar as against both of them. A payment direction alone does not transfer beneficial ownership or change tax reporting. Any assignment to the Trust must be separately documented and acknowledged before it is implemented. A payee change does not increase amounts, accelerate dates or shift tax burdens to the Company. Before execution, the Company may require documentation of ownership, payment-direction authority, and trustee authorization sufficient to protect against competing claims. No payment direction settles an independent claim of a non-signing person.

c)	Payment method. Payments will be in United States dollars by wire or other agreed method using separately authenticated instructions. Bank details and tax identification numbers will not be included in this Agreement or a public exhibit. The financial obligations are independent; a payment on one is not credited against another. Any withholding will be limited to what applicable law requires and properly reported.

d)	Corporate approvals. Each signing Company entity represents that required corporate approvals and applicable third-party consents for its undertakings have been obtained. No Signatory relies on completion of any future merger, Polymath transaction or financing as a condition to a fixed payment obligation, and no assurance concerning the Polymath transaction closing or funding is given. No Company claim reserved under Section 8 automatically reduces an amount payable here; any offset must be agreed in writing or established by a final enforceable determination, except as applicable law requires.

8.	Releases and Reserved Claims

a)	Definitions. “Claims” means claims, demands, causes of action, liabilities, damages, fees and expenses, whether known or unknown and whether arising under statute, contract, tort or otherwise. “Company Released Persons” means the Company and its subsidiaries and their respective past and present directors, officers, employees, benefit plans, plan fiduciaries, agents, counsel, successors and assigns, solely in their respective capacities relating to those entities. A release binds only the releasing person and persons claiming through that person to the extent legally permitted.

b)	Jones release. Effective on the Effective Date, Jones releases the Company Released Persons from all waivable Claims Jones owns arising from acts or omissions on or before the Jones Signature Date, subject to the express exceptions below. This includes Claims relating to employment, service as an officer or director, compensation, bonuses, severance, change-of-control benefits, equity grants, separation, contract or tort, and his personal shareholder Claims; and waivable Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Utah Antidiscrimination Act and comparable laws. No future conduct, nonwaivable right, or right or Claim under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), is released. Section 14 expressly preserves ADEA rights and Claims notwithstanding any other provision of this Agreement.

c)	Company release. Effective on the Effective Date, the Company, Operating Company and Franchise Company each release Jones from all waivable Claims that entity owns arising from acts or omissions on or before that entity’s signature date, including Claims relating to Jones’s employment, compensation, service and separation, EXCEPT the matters preserved by Section 8(e), any additional Company-owned Claims specifically identified as reserved in Schedule A.5, and other Claims expressly preserved by this Agreement. The defenses and limited remedies preserved by Section 8(h) are not released. No release is made by any other person or in a capacity the releasor lacks authority to bind.

d)	Trust release. On the Effective Date, Jones and the Trust release the Company Released Persons from historical Claims based on the Loan and Franchise Rights, including the September 3, 2026 demands, subject to the replacement payment and enforcement rights in this Agreement. The Trust gives no general employment, personal shareholder or beneficiary release. The Trust Notes are discharged only under Section 6(d) upon actual payment; nothing in this Section releases them before payment. The Trust’s release is limited to financial Claims actually settled by Sections 4 through 6. No financial release cancels an unpaid obligation created or preserved by this Agreement.

e)	Reserved Litigation Matters. “Reserved Litigation Matters” means all Company-owned Claims asserted in, underlying, or arising from transactions or conduct at issue in Parker LaChance v. TruGolf Holdings, Inc., et al., No. 2:26-cv-00695, United States District Court for the District of Utah, including amended pleadings, related proceedings and appeals; any other pending securities or shareholder proceeding identified in Schedule A; and related derivative, contribution, indemnity, reimbursement, restitution, recovery and insurance rights. These matters, including defenses and rights under existing indemnification arrangements, remain unaffected by any release in this Agreement, including the release in Section 8(c). No pending proceeding is settled, dismissed or compromised by this Agreement, and no judicial approval is represented as having been obtained. The Company will continue to defend and indemnify Jones, including his legal fees and expenses, in the Reserved Litigation Matters on the terms of the existing indemnification and advancement arrangements preserved by Section 8(f), and that obligation is independent of the releases and survives the Effective Date. No separate limitations period is extended or shortened.

f)	Other preserved rights. No release waives ADEA rights or Claims preserved by Section 14; rights to enforce this Agreement; accrued pay, reimbursable expenses and vested benefits preserved by Section 2(b); ownership and ordinary rights in retained issued shares, subject to Section 9 and the release of historical personal Claims; Claims arising from conduct after the releasing person’s signature date; or rights that cannot lawfully be waived, including applicable unemployment, workers’ compensation and wage rights. Existing indemnification, advancement and directors’ and officers’ insurance rights, and corresponding defenses and conditions, survive on their existing terms; no release in this Agreement limits those rights, and no Signatory releases Claims for their enforcement. No new indemnity, advancement obligation or insurance coverage is created. No Signatory releases an independent third-party or governmental Claim or commits anyone to refrain from reporting suspected unlawful conduct. This Agreement provides no protection from criminal proceedings.

g)	Finality within the agreed scope. Each releasor understands that facts may later differ from those presently understood and assumes that risk for Claims actually released. That understanding does not enlarge a release, eliminate an express exception, waive protected rights under Section 13, or defeat the Reserved Litigation Matters exclusion in Section 8(e). No admission of misconduct, liability or the truth of any litigation allegation is made. The consideration is not an admission of any Claim’s value or validity.

h)	Preservation of defenses and limited remedies. Notwithstanding any release or Section 16(f), Company Released Persons retain all otherwise available defenses to Claims against them, including ADEA Claims, and may rely on admissible evidence of pre-execution conduct, including alleged misconduct and actual reasons for employment actions. This includes lawful defenses concerning liability, causation, damages, mitigation, limitations and after-acquired evidence, without changing their legal requirements. Rights to seek attorneys’ fees, costs and sanctions remain as provided in Section 16(c), subject to Sections 13 and 14. This reservation does not preserve affirmative Claims or counterclaims released under Section 8(c), create automatic recoupment or setoff, impose repayment, forfeiture or another penalty for asserting unreleased Claims or engaging in protected activity, or alter indemnification, advancement or insurance rights preserved by Section 8(f).

9.	Retained Equity and Voting Commitments

a)	Issued shares and awards. Jones retains issued Company shares he owns, identified for administrative confirmation in Schedule B, subject to governing securities, charter and contractual restrictions. A clerical omission from that schedule does not forfeit an actually issued share. Except an award expressly retained in Schedule B after reconciliation against the Term Sheet, all unissued equity awards, options and rights or Claims to additional grants held by Jones are surrendered and canceled on the Effective Date without additional payment. No new equity is granted. No representation is made that retained shares are freely transferable or may be sold while Jones possesses material nonpublic information.

b)	Covered shares and period. “Covered Shares” means the Company’s Class B common shares that Jones or a joining Trust holds with legal voting authority on or after the Effective Date, including Class B shares acquired during the following period and adjustments to those shares for stock splits or similar recapitalizations. The voting and transfer covenants run from the Effective Date through its first anniversary (the “Support Period”). Each holder undertakes them only to the extent of that holder’s lawful authority. Holdings and voting authority will be confirmed in Schedule B.

c)	Voting. During the Support Period, each joining holder will cause its Covered Shares to be represented for quorum purposes and voted at every shareholder meeting, including adjournments, in accordance with the Company board’s then-current recommendations on matters presented for a vote. If the board makes no recommendation, this covenant does not direct that vote. The holder will not grant an inconsistent proxy or enter an inconsistent voting arrangement. No new power to vote shares owned by a non-joining person is created.

d)	Transfers. During the Support Period, Covered Shares may not be sold. Any otherwise permitted private transfer requires the transferee’s prior written agreement to the remaining voting and transfer obligations, subject to governing law and existing restrictions. This provision does not itself authorize a prohibited transfer. Required steps to give effect to the restriction will be coordinated with Company counsel and the transfer agent.

e)	Existing third-party arrangements. This Agreement does not amend, revoke or create an additional undertaking to perform any separate proxy or voting agreement with a third party. Any such agreement remains governed by its own terms, subject to applicable law. No provision of this Agreement creates an irrevocable proxy or continuing board membership or management authority. The Signatories will identify any conflicting existing commitment in Schedule B before execution; Section 9(c) does not require an unlawful vote or action.

10.	Continuing Restrictions and Company Property

a)	Existing covenants. The enforceable confidentiality, intellectual-property assignment, noncompetition and non-solicitation obligations in Articles V and VI of the Employment Agreement, including but not limited to those in Section 6, survive on their existing terms. Related definitions and provisions necessary to apply them survive. Their original periods do not restart or extend by execution of this Agreement; they run from the termination date applicable under the existing obligations. No new restriction on competition, customers, territory or solicitation is imposed by this Agreement. Sections 12 and 13 control over any inconsistent cooperation, notice or protected-disclosure restriction.

b)	Property and records. Within five Business Days after execution, Jones will return Company property, credentials and business records in his possession or control and reasonably assist in transferring Company-controlled accounts. The Parties will use a protocol that preserves legal holds, litigation evidence and Company information on personal devices without unnecessary access to personal information. No relevant record will be deleted, altered or destroyed in violation of a preservation duty, and Jones will continue to preserve evidence subject to any existing legal hold. Jones may retain personal compensation and tax records, this Agreement and records retained by his counsel as legally necessary, subject to continuing confidentiality and lawful process.

11.	Mutual Non-disparagement

a)	Mutual obligations. For three years after the Effective Date, Jones will not make disparaging statements about the Company or its subsidiaries, businesses, products, directors or executive officers. For the same period, the Company, Operating Company and Franchise Company will not make disparaging statements about Jones in their authorized communications, and the Company will instruct its directors and executive officers not to disparage Jones. The Company does not guarantee private statements by every employee or other person.

b)	Exceptions. Notwithstanding anything to the contrary herein, this Section does not restrict truthful testimony, truthful statements in legal or regulatory proceedings or investigations, legally required disclosures, protected reporting or communications under Section 13, or confidential communications with legal, tax or financial advisers. It does not require an inaccurate statement or concealment of material facts. The Company’s securities disclosures remain governed by Section 13.

12.	Transition Consulting and Required Cooperation

a)	Requested operational consulting. At the Company’s sole discretion, Jones will provide operational transition consulting specifically requested and authorized in writing by the Company at $100 per hour for actual time reasonably spent within the approved scope, supported by reasonable time records. The Company is not obligated to request services, retain Jones for any minimum period or provide guaranteed minimum hours. Jones will submit reasonable time records with monthly invoices, payable within thirty days after receipt. He is an independent contractor for these services with no management authority or employee benefits.

b)	Uncompensated cooperation. Separately, Jones will reasonably cooperate with Company requests concerning transactions, audits, investigations, regulatory matters and litigation relating to his service, including the Reserved Litigation Matters. Cooperation includes timely responses to correspondence, information and document requests, identification and provision of Company records in his possession or control, meetings with counsel, preparation for and attendance at depositions, hearings and trials, and truthful testimony. The Company will give reasonable notice where practicable and take reasonable account of Jones’s other commitments. Jones will preserve relevant records and need not waive a personal privilege or protection.

c)	No consulting rate for legal cooperation. No consulting fee, hourly payment or other additional compensation is due for cooperation under Section 12(b), regardless of how the work is described or characterized. The $100 consulting rate does not apply to litigation preparation, testimony, correspondence, investigations or other required cooperation. No payment depends on the content of testimony, litigation outcome or a particular account of events. Payments required by law and existing indemnification, advancement and insurance rights preserved by Section 8(f) remain unaffected. Section 12 replaces any inconsistent transition-consulting arrangement under the Employment Agreement.

13.	Protected Communications and Public Disclosures

a)	Governmental and other protected activity. Nothing in this Agreement or any continuing obligation restricts any person from reporting possible violations of law, communicating directly with the Securities and Exchange Commission, Equal Employment Opportunity Commission, law enforcement or another governmental authority, filing a charge, providing documents or truthful information, participating in an investigation or proceeding, or receiving a lawful whistleblower award. No Company authorization or advance or subsequent notice is required. Jones may consult his attorney, assert an unreleased ADEA Claim, and challenge the validity of any purported ADEA waiver without a contractual penalty or tender-back requirement. Other nonwaivable protected activity remains unrestricted.

b)	Trade secret immunity notice. Federal law protects confidential disclosure of a trade secret to a government official or attorney solely to report or investigate a suspected legal violation, and disclosure in a sealed court filing. In a retaliation action for reporting a suspected violation, an individual may disclose the information to counsel and use it in the proceeding if filed under seal and otherwise disclosed only as the court permits. This notice is intended to provide the immunity information required by 18 U.S.C. § 1833(b).

c)	Company disclosures. The Company may make filings, announcements and disclosures required by law, securities rules, exchange requirements or legal process, and accurate disclosures reasonably appropriate concerning Jones’s departure and this Agreement. Where practicable, counsel will consult regarding the proposed departure announcement, but Jones has no approval or veto right and required disclosure will not be delayed. No confidential-treatment commitment covers information the Company must disclose. No statement will inaccurately characterize the events, this Agreement’s effectiveness or the scope of any release.

14.	Review and Exclusion of ADEA Claims

a)	Consideration and advice. Jones is specifically advised in writing to consult an attorney before signing and acknowledges that he has an opportunity to do so. The additional consideration resolves disputed rights and includes benefits to which he would not otherwise indisputably be entitled. No additional consideration is being paid for an ADEA waiver.

b)	ADEA rights excluded. Notwithstanding any other provision, no Signatory releases, waives, settles or covenants not to sue on any ADEA right or Claim. This exclusion controls every release, including financial releases. All applicable defenses, procedural requirements and limitations periods remain unchanged; no admission of liability is made.

c)	Effectiveness and protected Claims. Section 1(b) governs effectiveness; no contractual consideration or revocation period is conferred. Nonwaivable rescission rights and protections remain unaffected. Asserting an unreleased ADEA Claim, challenging a purported ADEA waiver or engaging in activity protected by Section 13 is not a breach and does not, by itself, authorize withholding payments, repayment of consideration or revival of released Claims. Sections 8(h) and 16(c) preserve only the defenses and remedies stated there.

d)	Knowing agreement. Jones acknowledges that he has read and understands this Agreement, including the express exclusion of ADEA rights and Claims, and signs knowingly and voluntarily. Nothing requires a representation that he has not communicated with a government agency. The Trust signs only in its stated capacity and does not purport to waive an individual beneficiary’s statutory employment rights.

15.	Taxes and Required Recovery

a)	Tax treatment. Each recipient is responsible for taxes imposed on that recipient. The Company may make legally required withholding and reporting. The Signatories intend bona fide Loan and Trust Notes principal repayments and the Franchise Rights purchase price to retain their appropriate character and be accounted for separately from severance, interest and consulting compensation; labels do not override applicable law. No tax result or gross-up is promised.

b)	Section 409A. Compensation will be administered to qualify for applicable exemptions from, or otherwise comply with, Section 409A of the Internal Revenue Code. Payments that are subject to that section and triggered by separation from service require a separation within its meaning. If Jones is a specified employee and a six-month delay is legally required for a particular payment, only that payment will be delayed to the earliest permitted date, with accumulated amounts then paid. Jones may not select the tax year of a payment. Any release-related payment subject to Section 409A for which the permitted payment period spans two tax years will be paid in the later year to the extent required. Reimbursements will comply with applicable Section 409A timing and nonexchange rules. These provisions do not postpone bona fide debt principal or asset-purchase payments that are not deferred compensation, including the Trust Payoff Amount, the Loan repayment and the Buyback Price.

c)	Other mandatory limits. Any otherwise applicable limitation under Section 9.12 of the Employment Agreement concerning Sections 280G and 4999 of the Internal Revenue Code remains effective to the extent relevant to compensation under this Agreement. Compensation remains subject to recovery required by applicable law, securities or exchange rules, and applicable Company recovery policies. No release eliminates a mandatory clawback. No new discretionary forfeiture of debt principal or the Buyback Price is created; the Loan, Buyback Price and Trust Payoff Amount are not subject to discretionary offset or reduction except as provided in Section 7(d).

16.	General Provisions

a)	Governing law. Utah law governs the contractual obligations without its choice-of-law rules. Nevada law governs the internal affairs of the Company. Mandatory federal law and any law governing the internal affairs of another entity remain applicable.

b)	Disputes and relief. Existing enforceable arbitration provisions in Article VIII of the Employment Agreement continue to govern disputes between Jones and the relevant Company entities to the extent within their lawful scope. This Agreement does not compel arbitration of the Reserved Litigation Matters, alter any pending court proceeding or bind a non-signatory to arbitration. Other disputes under this Agreement may be brought in state courts in Salt Lake County, Utah, or the United States District Court for the District of Utah, if jurisdiction exists. Each applicable Signatory consents to that jurisdiction and venue. Equitable relief remains available where its legal requirements are met; no automatic injunction or waiver of judicial standards is created.

c)	Fees and remedies. Each side bears its own negotiation and preparation fees. Enforcement fees and remedies remain governed by applicable law and any expressly preserved agreement; except for the acceleration, cross-default and collateral rights expressly provided in Sections 4(e), 5(f) and 6(e), no new prevailing-party fee entitlement, automatic acceleration or cross-default is created. Subject to Sections 13 and 14, the releases preserve rights to seek defense attorneys’ fees, costs or sanctions independently authorized by applicable law, including in an ADEA proceeding. Filing suit, challenging a release or prevailing does not alone establish entitlement; the applicable legal standard must be met. Failure or delay in enforcement is not a waiver. A waiver must be written and applies only as stated.

d)	Notices. Notices must be in writing and delivered by personal delivery, tracked overnight courier or email to the notice contacts in Schedule A, with copies to counsel as listed there. An email notice is effective upon a nonautomated acknowledgment of receipt. A courier notice is effective upon delivery. A Signatory may update its contact by notice. Payment instructions will be independently verified and will not be changed solely through an unverified email.

e)	Successors and assignment. This Agreement binds permitted successors and assigns. The Company will require a successor to substantially all its business or assets to assume any obligation not assumed by operation of law; no assignment releases an existing obligor without the affected creditor’s written consent. Jones may not assign personal duties. Financial rights may be directed or assigned to the Trust only as documented under Section 7; another assignment requires the affected obligor’s written consent. No assignment expands a release or binds an independent rights holder without authority.

f)	Entire agreement and amendments. This Agreement, its completed schedules and Exhibit C constitute the entire agreement among the Signatories concerning the subject matter of this Agreement and supersede all prior and contemporaneous understandings, representations, warranties, negotiations, discussions, correspondence, the Term Sheet and any earlier term sheets, settlement communications and agreements, whether oral or written, between or among any of them relating to that subject matter that were made or occurred before the Effective Date. No prior statement, representation, understanding, negotiation or agreement relating to the subject matter of this Agreement will have any legal effect or be admissible to vary, contradict or supplement this Agreement, except the existing provisions expressly preserved here. No oral promise modifies this Agreement. An amendment requires a writing signed by the Signatories whose rights or obligations it changes, together with required corporate approvals. The continuing Employment Agreement provisions are incorporated only to the extent expressly preserved and yield to an express provision of this Agreement.

g)	Severability and interpretation. An unenforceable provision will be limited or severed only to the extent permitted by law while preserving the remaining lawful bargain. Severability does not authorize a court to create an ADEA waiver that this Agreement expressly excludes. The Signatories participated through counsel, and no presumption against a drafter applies. “Including” is illustrative; days are calendar days unless stated otherwise. Headings do not alter meaning. Company Released Persons may enforce releases and protections expressly granted to them; no other third-party beneficiary is created.

h)	Counterparts and signatures. This Agreement may be signed in counterparts and by authenticated electronic signature, each treated as an original and together one agreement. The Signatories intend to be bound according to the express effectiveness provisions. Bracketed execution information and schedules must be completed before signing. No person signing solely for an entity or as trustee assumes an individual guaranty or an independent personal obligation by that signature.

[Signature Page Follows]

The Signatories sign in the capacities and for the purposes stated in this Agreement. Each signature is dated when actually made.

TRUGOLF HOLDINGS, INC.

By:	/s/ Steven Passey

Name:	Steven Passey

Title:	Chief Financial Officer

Date:	9/22/2026

CHRISTOPHER JONES

Signature:	/s/ Christopher Jones

Date:	9/22/2026

TRUGOLF, INC. - LIMITED JOINDER

By:	/s/ Steven Passey

Name and title:	Steven Passey, CFO

Date:	9/22/2026

TRUGOLF LINKS FRANCHISING, LLC - LIMITED JOINDER

By:	/s/ Steven Passey

Name and title:	Steven Passey, CFO

Date:	9/22/2026

THE AUDREE REDD JONES TRUST - LIMITED JOINDER

By:	/s/ Christopher Jones

Christopher Jones, solely as trustee

Date:	9/22/2026

By:	/s/ Audree Jones

Audree Jones, solely as trustee

Date:	9/22/2026

Exhibit C Resignation

C.1.	To the board of directors of TruGolf Holdings, Inc. and the governing bodies of its subsidiaries:

C.2.	I, Christopher Jones, resign from all employment and all officer, director and committee positions I hold with TruGolf Holdings, Inc. and its subsidiaries, effective September 22, 2026, at 9 p.m. Mountain Time. This resignation ends my authority to act for, bind, or direct those entities in any such capacity. My resignation from the TruGolf Holdings, Inc. board was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

C.3.	This resignation is independent of the effectiveness of any release of claims. Any invalidity of a release does not withdraw this resignation. This instrument does not itself release any claim or waive any payment, indemnification, advancement, insurance or retained-share right.

Christopher Jones:	/s/ Christopher Jones

Date signed:	9/22/2026

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